HOME EQUITY ASSET TRUST 2006-5

____________________________________________________

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 19.5% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	4,173
Total Outstanding Loan Balance	$824,907,636*	Min	Max
Average Loan Current Balance	$197,677	$13,476	$999,332
Weighted Average Original LTV	79.5%**
Weighted Average Coupon	7.93%	5.25%	14.00%
Arm Weighted Average Coupon	7.86%
Fixed Weighted Average Coupon	8.38%
Weighted Average Margin	5.98%	2.25%	10.15%
Weighted Average FICO (Non-Zero)	631
Weighted Average Age (Months)	4
% First Liens	98.1%
% Second Liens	1.9%
% Arms	86.6%
% Fixed	13.4%
% of Loans with Mortgage Insurance	0.0%

*

Total collateral will be approximately [$850,000,000,100].

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	1	90,911	0.0	9.53	71.7	0
476 - 500	4	699,503	0.1	8.84	75.5	500
501 - 525	110	19,871,031	2.4	9.10	74.5	515
526 - 550	232	40,473,339	4.9	8.78	75.7	538
551 - 575	292	52,403,943	6.4	8.42	77.9	563
576 - 600	620	113,700,369	13.8	8.13	78.4	589
601 - 625	867	170,339,955	20.6	7.87	79.8	613
626 - 650	850	156,619,277	19.0	7.87	81.0	639
651 - 675	530	121,054,504	14.7	7.64	80.0	662
676 - 700	293	66,423,527	8.1	7.61	80.3	687
701 - 725	182	39,959,620	4.8	7.62	81.1	713
726 - 750	104	23,842,011	2.9	7.50	80.1	736
751 - 775	54	11,311,262	1.4	7.66	80.6	762
776 - 800	28	6,550,804	0.8	7.45	82.5	788
801 - 825	6	1,567,581	0.2	7.85	79.0	807
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
CLTV	Loans	Balance	Balance	%	%	FICO
10.01 - 15.00	1	64,964	0.0	8.88	12.8	634
15.01 - 20.00	1	79,907	0.0	8.70	19.1	597
20.01 - 25.00	6	497,615	0.1	7.56	23.3	624
25.01 - 30.00	9	1,172,916	0.1	7.78	28.6	634
30.01 - 35.00	5	469,061	0.1	7.39	33.1	646
35.01 - 40.00	12	1,801,614	0.2	7.66	37.6	602
40.01 - 45.00	21	3,536,660	0.4	7.84	42.2	631
45.01 - 50.00	40	5,767,455	0.7	7.66	47.9	594
50.01 - 55.00	31	5,541,291	0.7	7.63	52.3	591
55.01 - 60.00	75	16,622,287	2.0	7.68	58.2	609
60.01 - 65.00	123	25,089,464	3.0	7.63	63.3	595
65.01 - 70.00	188	41,608,610	5.0	7.62	68.5	601
70.01 - 75.00	240	52,266,760	6.3	7.85	74.0	604
75.01 - 80.00	472	103,071,484	12.5	7.99	79.3	607
80.01 - 85.00	328	71,638,936	8.7	8.29	84.3	606
85.01 - 90.00	504	108,460,459	13.1	8.33	87.5	635
90.01 - 95.00	296	56,637,268	6.9	8.33	88.0	638
95.01 - 100.00	1,821	330,580,886	40.1	7.74	81.1	654
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.